SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549



                                 FORM 8-K


                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): June 11, 1997



                    JMB INCOME PROPERTIES, LTD. - XIII
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          (Exact name of registrant as specified in its charter)





     Illinois                     0-19496                 36-3426137
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(State or other)                (Commission          (IRS Employer
 Jurisdiction of               File Number)           Identification No.)
 Organization




           900 N. Michigan Avenue, Chicago, Illinois  60611-1575
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                  (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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                      RIVERTREE COURT SHOPPING CENTER

                          VERNON HILLS, ILLINOIS
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.  On July 17, 1997 (pursuant to an agreement to purchase dated June 11, 1997), JMB Income Properties, Ltd. - XIII (the "Partnership"), an Illinois limited partnership, sold the land and related improvements known as Rivertree Court Shopping Center (the "Property"), an approximate 299,000 square foot shopping center located on approximately 40 acres in Vernon Hills (Chicago), Illinois. The purchaser, Inland Real Estate Corporation, a Maryland corporation, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations.

     The sale price of the land and improvements was $31,750,000 and net cash proceeds received from the sale, net of closing costs and the $15,700,00 mortgage assumed by the buyer, was approximately $14,925,000. The Property was 96% occupied at the date of sale. The Property was classified as held for sale as of July 1, 1996 and therefore has not been subject to continued depreciation as of that date for financial reporting purposes. Based upon the proposed sale price, the Partnership recognized an impairment loss of $2,500,000 in the three months ended June 30, 1997. Accordingly, the sale did not result in a significant gain or loss to the Partnership for financial reporting purposes. In addition, the Partnership expects to report a loss on sale of approximately $900,000 for Federal income tax reporting purposes in 1997.

     The Partnership Agreement provides that the General Partners shall be allocated from sale proceeds (net after expenses and retained work capital)
(1) the amount necessary to provide for the amount of cash distributions accrued to them, but deferred as provided under the Partnership Agreement (2) up to 2% of the selling price of the property being sold and (3) that the balance be allocated 85% to the Limited Partners and 15% to the General Partners. However, the Limited Partners shall be allocated 100% of such net sale proceeds until the Limited Partners (not including the Special Limited Partner) (i) have been allocated cumulative cash distributions from the Partnership's operations which, when combined with sale or refinancing proceeds previously distributed under this clause (i), equal a 6% annual return on the Limited Partners' average capital investment (their initial capital investment as reduced by sale or refinancing proceeds previously distributed) for each year commencing with the third fiscal quarter of 1987,
(ii) have been allocated cash distributions of sale or refinancing proceeds in an amount equal to the Limited Partners' aggregate initial capital investment in the Partnership. Notwithstanding the foregoing, payment of the portion of the sale and refinancing proceeds allocable to the General Partners pursuant to the above is deferred until such time as the Limited Partners have received


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cash distributions of sale and refinancing proceeds and of the Partnership's operations, in an amount equal to the Limited Partners' initial capital investment in the Partnership plus a 9% annual return (on a non-compounded basis) on the Limited Partners' average capital investment. Accordingly, the General Partners are waiving their right to receive this allocation of sales proceeds from this sale. Therefore, no portion of the proceeds of this sale is distributable to the General Partners.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial Statements.  Not Applicable.

     (b)   Pro Forma Financial Information - Narrative.

     As a result of the sale of the Property, beyond the date of sale there will be no further rental and other income, property operating expenses, mortgage interest and depreciation recorded for the Property in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year (the year ended December 31, 1996) were $4,409,752, $1,249,703, $1,574,710 and $537,485, respectively. Rental and other income, property operating expenses, mortgage interest and depreciation recorded for the Property were $1,244,265, $339,148, $393,677 and $0, respectively, for the three months ended March 31, 1997. Also, as a result of the sale of the Property, there are no further assets and liabilities related to the Property, which at March 31, 1997 consisted of land and building and improvements (net of accumulated depreciation) of approximately $31,911,000; cash and other current assets of approximately $3,014,000; long-term debt of approximately $15,700,000; accrued real estate taxes and other current liabilities of approximately $1,009,000 and security deposits of approximately $71,000. Subsequent to the sale, the Partnership's operating results will reflect the operations and sales of the Partnership's remaining assets (Adams/Wabash Self Park and Fountain Valley Industrial Park), both of which have been classified as held for sale or disposition.

     (c)   Exhibits.

     10.1 Agreement To Purchase between JMB Income Properties, Ltd. - XIII and Inland Real Estate Corporation, dated June 11, 1997, and exhibits thereto.



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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                            JMB INCOME PROPERTIES, LTD. - XIII

                            By:  JMB Realty Corporation
                                 Managing General Partner


                                 By:   GAILEN J. HULL
                                       -----------------------------------
                                       Gailen J. Hull
                                       Senior Vice President






Dated:  August 1, 1997